Exhibit 99.1

Contact: J. Marc Lewis, Vice President-Investor Relations 305-406-1815 305-406-1886 fax marc.lewis@mastec.com	800 S. Douglas Road, 12th Floor Coral Gables, Florida 33134 Tel: 305-599-1800 Fax: 305-406-1960 www.mastec.com

For Immediate Release

MasTec Announces Second Quarter 2021 Results with Record Backlog and Updates Annual Guidance

•

Second Quarter 2021 Results Include GAAP Net Income of $75.8 Million, Adjusted EBITDA of $230 Million, Diluted Earnings Per Share of $1.02, and Adjusted Diluted Earnings Per Share of $1.30, $0.05 Above Expectations

•	Record Second Quarter Revenue of Approximately $2.0 Billion, a 25% Increase Over the Same Period Last Year

•

Record 18-Month Backlog as of June 30, 2021 of $9.2 Billion, up $1.3 Billion Sequentially from the First Quarter with Record Segment Backlog in Communications, Clean Energy and Infrastructure and Electrical Transmission

•	Continued Strong Balance Sheet as of June 30, 2021, Comfortable Leverage Metrics and Ample Liquidity

Coral Gables, FL (August 5, 2021) — MasTec, Inc. (NYSE: MTZ) today announced strong second quarter 2021 financial results and updated its guidance for the remainder of 2021.

Second quarter 2021 revenue was $2.0 billion, compared to $1.6 billion for the prior year period, a 25% increase. Second quarter 2021 GAAP net income increased 33% to $75.8 million, or $1.02 per diluted share, compared to $56.8 million, or $0.78 per diluted share in the prior year.

Second quarter 2021 adjusted net income and adjusted diluted earnings per share, both non-GAAP measures, increased significantly to $96.7 million, and $1.30, respectively. Second quarter 2021 adjusted EBITDA, also a non-GAAP measure, was $230 million, or 11.7% of revenue, a 110-basis point improvement when compared to the prior year.

18-month backlog as of June 30, 2021 represented a record level with significant booking activity across multiple segments. Total backlog as of June 30, 2021 was $9.2 billion, representing a 17% and $1.3 billion sequential increase from first quarter 2021 and 13% and $1.0 billion over the second quarter last year.

The Company is updating its annual 2021 guidance expectations. Based on the information available today, the Company estimates annual 2021 revenue of approximately $8.1 billion, with annual 2021 GAAP net income and diluted earnings per share expected to approximate $318 million and $4.29, respectively. Annual 2021 adjusted EBITDA, a non-GAAP measure, is expected to be $930 million, and annual 2021 adjusted diluted earnings per share, a non-GAAP measure, is expected to be $5.45.

Adjusted net income, adjusted diluted earnings per share and adjusted EBITDA, which are all non-GAAP measures, exclude certain items which are detailed and reconciled to the most comparable GAAP-reported measures in the attached Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures.

Jose Mas, MasTec’s Chief Executive Officer, commented, “We are pleased with our strong second quarter results with over $3 billion in second quarter booking activity, resulting in over $9 billion in quarter-end backlog, a new all-time record level for MasTec. This performance highlights the accelerating level of end market opportunities across our non-Oil & Gas segments.”

Mr. Mas concluded, “I continue to be impressed by the dedication and professionalism of the men and women of MasTec, and their continuing commitment to excellence, which make these results possible, and wish to once again express my appreciation for their efforts.”

George Pita, MasTec’s Executive Vice President and Chief Financial Officer, noted, “Strong working capital management during the first half of 2021 allowed us to easily fund organic growth and invest approximately $600 million in strategic acquisitions. We ended the second quarter with a strong balance sheet, ample liquidity of approximately $1.2 billion and comfortable leverage metrics. Our strong capital structure affords us ample financial flexibility to easily fund future potential strategic growth opportunities to maximize shareholder value.”

For the third quarter of 2021, the Company expects revenue to be approximately $2.3 billion. Third quarter 2021 GAAP net income is expected to approximate $101 million, with GAAP diluted earnings per share expected to approximate $1.37. Third quarter 2021 adjusted EBITDA is expected to be $267 million, with adjusted diluted earnings per share expected to approximate $1.71.

Senior Management will hold a conference call to discuss these results on Friday, August 6, 2021, at 9:00 a.m. Eastern time. The call-in number for the conference call is (323) 794-2423 or (888) 254-3590 and the replay number is (719) 457-0820, with a pass code of 8854706. The replay will run for 30 days. Additionally, the call will be broadcast live over the Internet and can be accessed and replayed through the Investors section of the Company’s website at www.mastec.com.

The following tables set forth the financial results for the periods ended June 30, 2021 and 2020:

Consolidated Statements of Operations

(unaudited - in thousands, except per share information)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$1,962,658	$1,569,297	$3,738,082	$2,985,901
Costs of revenue, excluding depreciation and amortization	1,675,232	1,341,825	3,189,091	2,568,122
Depreciation	87,501	57,687	166,766	110,776
Amortization of intangible assets	19,923	9,793	31,170	17,184
General and administrative expenses	84,960	84,959	158,068	170,473
Interest expense, net	13,829	14,808	26,288	31,812
Equity in earnings of unconsolidated affiliates, net	(7,525)	(6,813)	(14,871)	(14,647)
Other income, net	(14,089)	(10,527)	(16,686)	(11,869)

Income before income taxes	$102,827	$77,565	$198,256	$114,050
Provision for income taxes	(27,062)	(20,738)	(56,379)	(21,161)

Net income	$75,765	$56,827	$141,877	$92,889

Net income (loss) attributable to non-controlling interests	314	(178)	777	(346)

Net income attributable to MasTec, Inc.	$75,451	$57,005	$141,100	$93,235

Earnings per share:
Basic earnings per share	$1.04	$0.79	$1.95	$1.27

Basic weighted average common shares outstanding	72,501	72,045	72,470	73,392

Diluted earnings per share	$1.02	$0.78	$1.91	$1.26

Diluted weighted average common shares outstanding	73,976	72,777	73,913	74,135

Consolidated Balance Sheets

(unaudited - in thousands)

	June 30, 2021	December 31, 2020
Assets
Current assets	$2,408,289	$2,359,015
Property and equipment, net	1,101,234	982,328
Operating lease assets	215,554	176,573
Goodwill, net	1,331,699	1,243,034
Other intangible assets, net	521,033	184,043
Other long-term assets	323,819	282,856

Total assets	$5,901,628	$5,227,849

Liabilities and Equity
Current liabilities	$1,638,991	$1,415,199
Long-term debt, including finance leases	1,420,460	1,157,632
Long-term operating lease liabilities	142,777	116,506
Deferred income taxes	323,950	302,938
Other long-term liabilities	214,081	230,049
Total equity	2,161,369	2,005,525

Total liabilities and equity	$5,901,628	$5,227,849

Consolidated Statements of Cash Flows

(unaudited - in thousands)

	For the Six Months Ended June 30,
	2021	2020

Net cash provided by operating activities	$349,342	$467,220
Net cash used in investing activities	(676,114)	(136,673)
Net cash provided by (used in) financing activities	140,838	(354,550)
Effect of currency translation on cash	87	1,214

Net decrease in cash and cash equivalents	(185,847)	(22,789)

Cash and cash equivalents - beginning of period	$423,118	$71,427

Cash and cash equivalents - end of period	$237,271	$48,638

Note: Liquidity is defined as cash plus availability under our credit facilities.

Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures

(unaudited - in millions, except for percentages and per share information)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
Segment Information	2021	2020	2021	2020
Revenue by Reportable Segment
Communications	$630.4	$654.3	$1,199.0	$1,298.4
Clean Energy and Infrastructure	481.5	426.1	831.9	712.4
Oil and Gas	621.4	368.5	1,346.9	727.6
Electrical Transmission	232.5	124.1	366.0	252.2
Other	0.0	0.1	0.0	0.1
Eliminations	(3.1)	(3.8)	(5.7)	(4.8)
Corporate	—	—	—	—

Consolidated revenue	$1,962.7	$1,569.3	$3,738.1	$2,985.9

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Adjusted EBITDA by Reportable Segment EBITDA	$224.1	$159.9	$422.5	$273.8
Non-cash stock-based compensation expense	6.1	5.8	11.6	9.9

Adjusted EBITDA	$230.2	$165.7	$434.1	$283.7

Reportable Segment:
Communications	$72.7	$76.4	$121.5	$127.2
Clean Energy and Infrastructure	15.6	30.1	26.4	35.0
Oil and Gas	138.1	80.1	305.7	154.5
Electrical Transmission	9.3	(3.2)	12.9	5.1
Other	8.3	7.5	15.8	14.9
Corporate	(13.8)	(25.2)	(48.2)	(53.0)

Adjusted EBITDA	$230.2	$165.7	$434.1	$283.7

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Adjusted EBITDA Margin by Reportable Segment EBITDA Margin	11.4%	10.2%	11.3%	9.2%
Non-cash stock-based compensation expense	0.3%	0.4%	0.3%	0.3%

Adjusted EBITDA margin	11.7%	10.6%	11.6%	9.5%

Reportable Segment:
Communications	11.5%	11.7%	10.1%	9.8%
Clean Energy and Infrastructure	3.2%	7.1%	3.2%	4.9%
Oil and Gas	22.2%	21.7%	22.7%	21.2%
Electrical Transmission	4.0%	(2.6)%	3.5%	2.0%
Other	NM	NM	NM	NM
Corporate	—	—	—	—

Adjusted EBITDA margin	11.7%	10.6%	11.6%	9.5%

NM - Percentage is not meaningful

Note: The Communications, Electrical Transmission, and Clean Energy and Infrastructure segments represent the “non-Oil & Gas” segments referred to in Mr. Mas’ commentary.

Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures

(unaudited - in millions, except for percentages and per share information)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
EBITDA and Adjusted EBITDA Reconciliation
Net income	$75.8	$56.8	$141.9	$92.9
Interest expense, net	13.8	14.8	26.3	31.8
Provision for income taxes	27.1	20.7	56.4	21.2
Depreciation	87.5	57.7	166.8	110.8
Amortization of intangible assets	19.9	9.8	31.2	17.2

EBITDA	$224.1	$159.9	$422.5	$273.8

Non-cash stock-based compensation expense	6.1	5.8	11.6	9.9

Adjusted EBITDA	$230.2	$165.7	$434.1	$283.7

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
EBITDA and Adjusted EBITDA Margin Reconciliation
Net income	3.9%	3.6%	3.8%	3.1%
Interest expense, net	0.7%	0.9%	0.7%	1.1%
Provision for income taxes	1.4%	1.3%	1.5%	0.7%
Depreciation	4.5%	3.7%	4.5%	3.7%
Amortization of intangible assets	1.0%	0.6%	0.8%	0.6%

EBITDA margin	11.4%	10.2%	11.3%	9.2%

Non-cash stock-based compensation expense	0.3%	0.4%	0.3%	0.3%

Adjusted EBITDA margin	11.7%	10.6%	11.6%	9.5%

Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures

(unaudited - in millions, except for percentages and per share information)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Adjusted Net Income Reconciliation
Net income	$75.8	$56.8	$141.9	$92.9
Non-cash stock-based compensation expense	6.1	5.8	11.6	9.9
Amortization of intangible assets	19.9	9.8	31.2	17.2
Income tax effect of adjustments (a)	(5.7)	(3.5)	(7.1)	(6.1)
Statutory tax rate effects (b)	0.7	—	1.2	—

Adjusted net income	$96.7	$69.0	$178.8	$113.8

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Adjusted Diluted Earnings per Share Reconciliation
Diluted earnings per share	$1.02	$0.78	$1.91	$1.26
Non-cash stock-based compensation expense	0.08	0.08	0.16	0.13
Amortization of intangible assets	0.27	0.13	0.42	0.23
Income tax effect of adjustments (a)	(0.08)	(0.05)	(0.10)	(0.08)
Statutory tax rate effects (b)	0.01	—	0.02	—

Adjusted diluted earnings per share	$1.30	$0.95	$2.41	$1.54

(a)

Represents the tax effect of the adjusted items that are subject to tax, including the tax effects of non-cash stock-based compensation expense. Tax effects are determined based on the tax treatment of the related item, the incremental statutory tax rate of the jurisdictions pertaining to the adjustment, and their effect on pre-tax income.

(b)	For the three and six month periods ended June 30, 2021, includes the effect of changes in certain state tax rates.

Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures

(unaudited - in millions, except for percentages and per share information)

	Guidance for the Three Months Ended September 30, 2021 Est.	For the Three Months Ended September 30, 2020
EBITDA and Adjusted EBITDA Reconciliation
Net income	$101	$116.9
Interest expense, net	15	13.6
Provision for income taxes	30	40.5
Depreciation	92	71.4
Amortization of intangible assets	23	11.2

EBITDA	$261	$253.6

Non-cash stock-based compensation expense	6	5.6
Loss on extinguishment of debt	—	5.6

Adjusted EBITDA	$267	$264.8

	Guidance for the Three Months Ended September 30, 2021 Est.	For the Three Months Ended September 30, 2020
EBITDA and Adjusted EBITDA Margin Reconciliation
Net income	4.4%	6.9%
Interest expense, net	0.7%	0.8%
Provision for income taxes	1.3%	2.4%
Depreciation	4.0%	4.2%
Amortization of intangible assets	1.0%	0.7%

EBITDA margin	11.4%	14.9%

Non-cash stock-based compensation expense	0.3%	0.3%
Loss on extinguishment of debt	—%	0.3%

Adjusted EBITDA margin	11.6%	15.6%

	Guidance for the Three Months Ended September 30, 2021 Est.	For the Three Months Ended September 30, 2020
Adjusted Net Income Reconciliation
Net income	$101	$116.9
Non-cash stock-based compensation expense	6	5.6
Loss on extinguishment of debt	—	5.6
Amortization of intangible assets	23	11.2
Income tax effect of adjustments (a)	(4)	(4.8)

Adjusted net income	$126	$134.5

	Guidance for the Three Months Ended September 30, 2021 Est.	For the Three Months Ended September 30, 2020
Adjusted Diluted Earnings per Share Reconciliation
Diluted earnings per share	$1.37	$1.59
Non-cash stock-based compensation expense	0.08	0.08
Loss on extinguishment of debt	—	0.08
Amortization of intangible assets	0.31	0.15
Income tax effect of adjustments (a)	(0.06)	(0.07)

Adjusted diluted earnings per share	$1.71	$1.83

(a)

Represents the tax effect of the adjusted items that are subject to tax, including the tax effects of non-cash stock-based compensation expense. Tax effects are determined based on the tax treatment of the related item, the incremental statutory tax rate of the jurisdictions pertaining to the adjustment, and their effect on pre-tax income.

Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures

(unaudited - in millions, except for percentages and per share information)

	Guidance for the Year Ended December 31, 2021 Est.	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
EBITDA and Adjusted EBITDA Reconciliation
Net income	$318	$322.7	$394.1
Interest expense, net	56	59.6	77.0
Provision for income taxes	116	102.5	116.8
Depreciation	338	258.8	212.5
Amortization of intangible assets	77	38.9	23.0

EBITDA	$906	$782.5	$823.4

Non-cash stock-based compensation expense	24	21.9	16.4
Loss on extinguishment of debt	—	5.6	—
Goodwill and intangible asset impairment	—	—	3.3

Adjusted EBITDA	$930	$810.0	$843.2

	Guidance for the Year Ended December 31, 2021 Est.	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
EBITDA and Adjusted EBITDA Margin Reconciliation
Net income	3.9%	5.1%	5.5%
Interest expense, net	0.7%	0.9%	1.1%
Provision for income taxes	1.4%	1.6%	1.6%
Depreciation	4.2%	4.1%	3.0%
Amortization of intangible assets	1.0%	0.6%	0.3%

EBITDA margin	11.2%	12.4%	11.5%

Non-cash stock-based compensation expense	0.3%	0.3%	0.2%
Loss on extinguishment of debt	—%	0.1%	—%
Goodwill and intangible asset impairment	—%	—%	0.0%

Adjusted EBITDA margin	11.5%	12.8%	11.7%

Supplemental Disclosures and Reconciliation of Non-GAAP Disclosures

(unaudited - in millions, except for percentages and per share information)

	Guidance for the Year Ended December 31, 2021 Est.	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
Adjusted Net Income Reconciliation
Net income	$318	$322.7	$394.1
Non-cash stock-based compensation expense	24	21.9	16.4
Amortization of intangible assets	77	38.9	23.0
Loss on extinguishment of debt	—	5.6	—
Goodwill and intangible asset impairment	—	—	3.3
Income tax effect of adjustments (a)	(17)	(15.2)	(13.2)
Statutory tax rate effects (b)	1	2.5	(7.8)

Adjusted net income	$404	$376.4	$415.9

	Guidance for the Year Ended December 31, 2021 Est.	For the Year Ended December 31, 2020	For the Year Ended December 31, 2019
Adjusted Diluted Earnings per Share Reconciliation
Diluted earnings per share	$4.29	$4.38	$5.17
Non-cash stock-based compensation expense	0.32	0.30	0.22
Amortization of intangible assets	1.04	0.53	0.30
Loss on extinguishment of debt	—	0.08	—
Goodwill and intangible asset impairment	—	—	0.04
Income tax effect of adjustments (a)	(0.23)	(0.21)	(0.17)
Statutory tax rate effects (b)	0.02	0.03	(0.10)

Adjusted diluted earnings per share	$5.45	$5.11	$5.46

(a)

Represents the tax effect of the adjusted items that are subject to tax, including the tax effects of non-cash stock-based compensation expense. Tax effects are determined based on the tax treatment of the related item, the incremental statutory tax rate of the jurisdictions pertaining to the adjustment, and their effect on pre-tax income.

(b)

For the years ended December 31, 2021 and 2020, includes the effect of changes in state tax rates and for the year ended December 31, 2019, includes the effects of changes in Canadian provincial statutory tax rates, as well as changes in state tax rates.

The tables may contain slight summation differences due to rounding.

MasTec, Inc. is a leading infrastructure construction company operating mainly throughout North America across a range of industries. The Company’s primary activities include the engineering, building, installation, maintenance and upgrade of communications, energy, utility and other infrastructure, such as: wireless, wireline/fiber, and customer fulfillment activities; power generation, primarily from clean energy and renewable sources; pipeline infrastructure; electrical utility transmission and distribution; heavy civil; and industrial infrastructure. MasTec’s customers are primarily in these industries. The Company’s corporate website is located at www.mastec.com. The Company’s website should be considered as a recognized channel of distribution, and the Company may periodically post important, or supplemental, information regarding contracts, awards or other related news and webcasts on the Events & Presentations page in the Investors section therein.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on currently available operating, financial, economic and other information, and are subject to a number of significant risks and uncertainties. A variety of factors, many of which are beyond our control, could cause actual future results to differ materially from those projected in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: risks related to adverse effects of health epidemics and pandemics or other outbreaks of communicable diseases, such as the COVID-19 pandemic; market conditions, technological developments, regulatory or policy changes, including permitting processes and tax incentives that affect us or our customers’ industries; the effect of federal, local, state, foreign or tax legislation and other regulations affecting the industries we serve and related projects and expenditures; the effect on demand for our services of changes in the amount of capital expenditures by our customers due to, among other things, economic conditions, including potential adverse effects of public health issues, such as the coronavirus outbreak on economic activity generally, the availability and cost of financing, and customer consolidation in the industries we serve; activity in the industries we serve and the impact on our customers’ expenditure levels caused by fluctuations in commodity prices, including for oil, natural gas, electricity and other energy sources; our ability to manage projects effectively and in accordance with our estimates, as well as our ability to accurately estimate the costs associated with our fixed price and other contracts, including any material changes in estimates for completion of projects and estimates of the recoverability of change orders; the timing and extent of fluctuations in operational, geographic and weather factors affecting our customers, projects and the industries in which we operate; the highly competitive nature of our industry and the ability of our customers, including our largest customers, to terminate or reduce the amount of work, or in some cases, the prices paid for services, on short or no notice under our contracts, and/or customer disputes related to our performance of services and the resolution of unapproved change orders; risks related to completed or potential acquisitions, including our ability to identify suitable acquisition or strategic investment opportunities, to integrate acquired businesses within expected timeframes and to achieve the revenue, cost savings and earnings levels from such acquisitions at or above the levels projected, including the risk of potential asset impairment charges and write-downs of goodwill; our dependence on a limited number of customers and our ability to replace non-recurring projects with new projects; the effect of state and federal regulatory initiatives, including costs of compliance with existing and potential future safety and environmental requirements, including with respect to climate change; risks associated with potential environmental issues and other hazards from our operations; disputes with, or failures of, our subcontractors to deliver agreed-upon supplies or services in a timely fashion, and the risk of being required to pay our subcontractors even if our customers do not pay us; risks related to our strategic arrangements, including our equity investments; any exposure resulting from system or information technology interruptions or data security breaches; any material changes in estimates for legal costs or case settlements or adverse determinations on any claim, lawsuit or proceeding; the adequacy of our insurance, legal and other reserves; the outcome of our plans for future operations, growth and services, including business development efforts, backlog, acquisitions and dispositions; our ability to maintain a workforce based upon current and anticipated workloads; our ability to attract and retain qualified personnel, key management and skilled employees, including from acquired businesses, and our ability to enforce any noncompetition agreements; fluctuations in fuel, maintenance, materials, labor and other costs; risks associated with volatility of our stock price or any dilution or stock price volatility that shareholders may experience in connection with shares we may issue as consideration for earn-out obligations or as purchase consideration in connection with past or future acquisitions, or as a result of other stock issuances; restrictions imposed by our credit facility, senior notes and any future loans or securities; our ability to obtain performance and surety bonds; risks related to our operations that employ a unionized workforce, including labor availability, productivity and relations, as well as risks associated with multiemployer union pension plans, including underfunding and withdrawal liabilities; risks associated with operating in or expanding into additional international markets, including risks from fluctuations in foreign currencies, foreign labor and general business conditions and risks from failure to comply with laws applicable to our foreign activities and/or governmental policy uncertainty; a small number of our existing shareholders have the ability to influence major corporate decisions; as well as other risks detailed in our filings with the Securities and Exchange Commission. We believe these forward-looking statements are reasonable; however, you should not place undue reliance on any forward-looking statements, which are based on current expectations. Furthermore, forward-looking statements speak only as of the date they are made. If any of these risks or uncertainties materialize, or if any of our underlying assumptions are incorrect, our actual results may differ significantly from the results that we express in, or imply by, any of our forward-looking statements. These and other risks are detailed in our filings with the Securities and Exchange Commission. We do not undertake any obligation to publicly update or revise these forward-looking statements after the date of this press release to reflect future events or circumstances, except as required by applicable law. We qualify any and all of our forward-looking statements by these cautionary factors.